Exhibit 99.2

Cuentas Engages MZ Group to Lead Strategic Investor Relations
and Shareholder Communication Program

MIAMI, FL - July 11, 2019 – Cuentas, Inc. (OTCQB: CUEN), a leading FinTech provider of mobile banking and payment solutions serving Latino and Hispanic consumers, has engaged international investor relations specialists MZ Group (MZ) to lead a comprehensive strategic investor relations and financial communications program across all key markets.

MZ Group will work closely with Cuentas management to develop and execute a complete capital markets strategy designed to increase the company’s visibility throughout the investment community. Through structured campaigns, the team will highlight recent business successes including the fortification of its balance sheet, new pre-pay service offering for Amazon, and the strategic financial partnership with Sutton Bank for the launch of its revolutionary Cuentas FinTech Card in August 2019.

The Cuentas debit card is a soon to be launched, comprehensive solution for the 20 million strong unbanked U.S. Latino community, uniquely enabling access to the U.S. financial system to those without the necessary paperwork to bank at a traditional financial institution. This proprietary general-purpose reloadable card provides an FDIC insured bank account with international remittance, bill pay, ATM, direct deposit, cash reload and mobile banking capabilities, among other key features.

MZ has developed a distinguished reputation as a premier resource for institutional investors, brokers, analysts and private investors. The firm maintains offices worldwide, including New York, Chicago, Minneapolis, San Diego, Aliso Viejo, Austin, Taipei, and São Paulo. Additionally, MZ Group was recently ranked the No. 1 consultancy in Latin America and No. 7 in the world in business communication.

Managing Director and Head of MZ North America’s Orange County Office, Chris Tyson, will be advising Cuentas in all facets of corporate and financial communications, including the coordination of roadshows and investment conferences across key cities and building brand awareness with all financial and social media outlets.

Chris Tyson, Managing Director of MZ North America, said: “Cuentas is well positioned to monetize an incredible, niche opportunity: the relatively untapped, underbanked Latino population. Their innovative FinTech Card efficiently aggregates what was traditionally a disparate network of services, such as ATM access, mobile banking and international remittances under the roof of a single product. This unique product offering allows the underbanked Latino community to manage their finances in a way that was previously difficult or impossible,” concluded Tyson.

“We have been tracking the FinTech industry for some time, looking for a company that targets an unmet market need with a product that has a clear path to commercialization,” said Ted Haberfield, President of MZ North America. “During our due diligence process, we discovered that Cuentas uniquely allows undocumented or simply underbanked Latino communities to save, send and spend money in a more efficient way that was truly not previously available with mainstream financial institutions due to a variety of factors.

“I believe there is a robust investment thesis and valuation disconnect with Cuentas today and more importantly post launch of their proprietary Cuentas General Purpose Reloadable (GPR) Card - that offers in its wallet, services with discounts. Once launched and assuming the company penetrates only 1% of the addressable market, we see significant ramp in the gross margin profile and positive cash flow operations. I look forward to communicating that thesis to the investment community as part of a broader, comprehensive investor relations campaign,” concluded Haberfield.

“This is an exciting time for Cuentas, having recently secured Sutton Bank as the issuing bank for our revolutionary FinTech Card, which will launch in New York in the third quarter of 2019,” said Arik Maimon, Chief Executive Officer of Cuentas. “As we strive to further strengthen our balance sheet through equity sales at a significant premium to market in conjunction with Optima Fixed Income LLC, while working to finalize key alliances that will prove instrumental to our success, such as our recently launched integration of Amazon Cash which began to generate revenue in June, I truly look forward to working with the entire team at MZ Group. Together, we will elevate our investor communications and awareness efforts, while building long-term shareholder value,” concluded Maimon.

For more information on Cuentas please visit their new investor relations website here or to schedule a conference call with management, please email your request to CUEN@mzgroup.us or call Chris Tyson at (949) 491-8235.

About MZ Group

MZ North America is the U.S. division of MZ Group, a multinational company and one of the world’s largest independent investor relations and corporate communications firms. MZ, founded in 1999, combines capital markets intelligence, global investor targeting, IR technology, corporate governance, media and corporate communication and IR consulting, providing comprehensive programs that successfully build and manage shareholder value. With a team of highly experienced senior professionals and an integrated service portfolio, MZ ensures that companies are provided with the right tools and strategies to interact effectively with the investment community and the media, successfully conveying the investment message. MZ’s market intelligence, advisory and tactical support activities for investor relations and corporate communications programs are underpinned by a comprehensive IT infrastructure, allowing companies to rapidly achieve global standards of best practices. For more information, please visit www.mzgroup.us.

About Cuentas

Cuentas, Inc. (OTCQB: CUEN) is a FinTech service provider with proprietary technology to provide solutions for the underbanked and un-bankable Hispanic and Latino population. Its’ disruptive services include, but are not limited to, mobile banking, online banking, prepaid debit, bill pay, ACH and mobile deposits, cash remittance, peer to peer money transfer, and bank accounts to customers who previously could not obtain bank accounts. The proprietary Cuentas General Purpose Reloadable (GPR) Card provides holders with digital wallets, discounts for purchases at major physical and online retailers, free telecom, and the ability to purchase digital content. The card will be available in over 31,000 bodegas. For more information, visit www.cuentas.com

Forward-Looking Statements

This news release contains “forward-looking statements”, as that term is defined in section 27a of the United States Securities Act of 1933, as amended, and section 21e of the United States Securities Exchange Act of 1934, as amended. statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Except for the historical information presented herein, matters discussed in this news release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan” or “expect” or similar statements are forward-looking statements. Forward-looking statements contained in this news release include statements relating to other publicly available information regarding the company.

Investor Relations
Chris Tyson
Managing Director
MZ North America
949-491-8235

CUEN@mzgroup.us

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